Rule 424(b)(3) and (c) Commission File No. 333-11188

PROSPECTUS SUPPLEMENT

BIOMIRA INC.

8,800,000 shares
of
Common Stock

               The following information supplements and amends the Prospectus of Biomira Inc. dated December 7, 1999, and supplemented on January 24, 2000, February 2, 2000, February 23, 2000, March 17, 2000, June 8, 2000, July 7, 2000, September 26, 2000, November 7, 2000, December 7, 2000, January 15, 2001, February 16, 2001, March 26, 2001, May 4, 2001, June 13, 2001, July 23, 2001, September 7, 2001, February 11, 2002, April 19, 2002, June 14, 2002, August 2, 2002, August 29, 2002, September 12, 2002, November 25, 2002, December 10, 2002, February 7, 2003, February 25, 2003 and April 9, 2003, relating to the issuance of 8,800,000 shares of Biomira’s common stock. This Supplement should be read in conjunction with that Prospectus and earlier Supplements.

               On March 21, 2003, Biomira issued its twenty-fifth drawdown notice to Creon Management S.A., under the Amended and Restated Common Stock Purchase Agreement delivered and effective on November 30, 1999, evidencing an equity line agreement between Biomira and Creon. This notice offered to sell up to U.S. $500,000 in aggregate traded value of Biomira common shares to Creon under the pricing formula set forth in the equity line agreement, during the twenty-two trading day pricing period commencing on March 21, 2003 and ending on April 22, 2003 at no less than a traded value of U.S. $1.10 per share (which was waived by Biomira on four trading days when the traded value was below that threshold). During the pricing period relating to the twenty-fifth drawdown following the interim drawdown through April 4, 2003, an additional total of 238,981 shares were purchased by Creon at an average purchase price per common share of U.S. $1.0461, through April 22, 2003, resulting in aggregate proceeds of U.S. $250,000 being paid and released from escrow to Biomira by Creon in the second interim payment on April 23, 2003. Thus, Biomira raised an additional U.S. $500,000 from the issuance of 467,676 shares in the twenty-fifth drawdown.

The date of this Prospectus Supplement is April 25, 2003